Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

REPLIGEN Executive chair tony hunt to retire; Dr. martin D. MadAus elected chair

WALTHAM, MA - Jan 6, 2026 – Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today announced that the Board has elected Dr. Martin D. Madaus as Chair of the Board, effective March 13, 2026. As previously communicated[1], Tony Hunt is retiring from his role as Executive Chair and member of the Board of Directors effective this March 13th. Mr. Hunt will continue to serve as an advisor to Repligen through March 2027.

“On behalf of Repligen, I want to thank Tony for over a decade of service to the Company, during which he expanded our unique and diversified portfolio of innovative products,” said Olivier Loeillot, Repligen President and CEO. “He left a strong foundation for us to build upon, and with Martin assuming the role of Chair of the Board, we are well-positioned for success. Martin’s deep expertise and strong leadership in bioprocessing and biopharma makes him exceptionally qualified to lead our Board.”

Dr. Martin D. Madaus added, “On behalf of the Board of Directors, our shareholders, employees, and other stakeholders, I want to commend Tony on his impressive tenure at Repligen. I am honored to be elected as Chair of the Repligen Board and look forward to guiding Repligen towards new heights.”

Tony Hunt said, “After more than a decade of leadership, I leave this Company immensely proud of the business we have created together. One that is rooted in clear strategy, disciplined execution and outstanding people. It has been a privilege and an honor to work alongside such a committed team, and I leave knowing the Company is in very capable hands. I am confident that Olivier and Martin will build on the success we have enjoyed and lead Repligen to a new phase of growth.”

Martin D. Madaus, D.V.M., Ph.D., has served as a director of Repligen since February 2023. Dr. Madaus has 36 years of industry experience, including five years as Chairman, President and CEO of Millipore Corporation, where he was integral to the company’s transformation into a life science leader, and its acquisition by Merck KGaA in 2010. Dr. Madaus serves on the boards of Azenta, Inc. and Hologic, Inc. He holds a D.V.M. from the University of Munich in Germany and a Ph.D. from the University of Veterinary Medicine of Hanover in Germany.

[1] Repligen June 14, 2024 8-K

About Repligen Corporation

Repligen Corporation is a global life sciences company that develops and commercializes highly innovative bioprocessing technologies and systems that enable efficiencies in the process of manufacturing biological drugs. We are “inspiring advances in bioprocessing” for the customers we serve; primarily biopharmaceutical drug developers and contract development and manufacturing organizations (CDMOs) worldwide. Our focus areas are Filtration and Fluid Management, Chromatography, Process Analytics and Proteins. Our corporate headquarters are located in Waltham, Massachusetts, and the majority of our manufacturing sites are in the U.S., with additional key sites in Estonia, France, Germany, Ireland, the Netherlands and Sweden. For more information about the our company see our website at www.repligen.com, and follow us on LinkedIn.

This press release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that statements in this press release which are not strictly historical statements including, without limitation, statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update any forward-looking statements, except as required by law.

Repligen Contact:

Jacob Johnson

VP, Investor Relations

781-419-0204

investors@repligen.com